This Employment Agreement (the “Agreement”) is entered into for employment beginning on August 1, 2016 (“Effective Date”) by and among GoDaddy.com, LLC (the “Company” or “GoDaddy”), Desert Newco, LLC (“Parent”) and Ray E. Winborne (“Executive”)(hereinafter collectively referred to as the “Parties”).

Summary of Material Terms

Term	Summary	Cross-Reference
Position:	Chief Financial Officer (effective after the filing of the Company’s Form 10-Q for the Quarterly Period ending June 30, 2016.)	Section 1
Reports to:	Blake Irving	Section 1
Employment Term	Through December 31, 2020 unless extended	Section 2
Annual Salary:	$500,000	Section 3(a)
Annual Target Bonus:	60% of annual salary	Section 3(b)
Non-Change in Control Severance:	• Any earned but unpaid salary or bonus • 100% of annual salary • Prorated Annual Bonus at target for year of termination • Payment equal to the cost of health insurance coverage for 12 months	Section 5(b)(iii)
Change in Control Severance:	• Any earned but unpaid salary or bonus • 150% of annual salary • 150% of target Annual Bonus for the year of termination • Payment equal to the cost of health insurance coverage for 12 months	Section 5(b)(iv)

1.Duties and Scope of Employment. Executive’s first day of employment shall be August 1, 2016, and through and including August 3, 2016, Executive shall be engaged in the Company’s onboarding process. Effective after the filing of the Company’s Form 10-Q for the Quarterly Period ending June 30, 2016, Executive will serve as the Company’s Chief Financial Officer reporting to the Company's Chief Executive Officer, and will perform the duties, consistent with this position, as assigned by Executive’s supervisor or the Company’s Board of Directors (the “Board”).
2.    Employment Term. Subject to the provisions of Section 5, beginning on the Effective Date and, continuing until December 31, 2020, Executive will be employed with the Company on the terms and subject to the conditions set forth in this Agreement; provided, however, that beginning on December 31, 2019 and on each one year anniversary thereafter (each an “Extension Date”), the Employment Term will be automatically extended for an additional one-year period, unless the Company or Executive provides the other party written notice at least 30 calendar days before the Extension Date that the Employment Term will not be extended.
3.    Compensation.
(a)    Signing bonus. Company will pay Executive a signing bonus of $45,000, subject to the usual and required withholdings. The signing bonus will be paid within fifteen (15) calendar days from when this Agreement is fully executed by both Parties.

(b)    Temporary housing. Company will provide Executive with six (6) months of temporary housing accommodations. Company will directly pay for all costs and expenses associated with the temporary housing, including but not limited to, rent, utilities, landscaping and swimming pool services, and homeowners’ association fees. Executive and Company must mutually agree upon the specific temporary housing accommodations. In the event the costs and expenses associated with the temporary housing are determined to be taxable compensation to Executive, then Company shall ‘gross-up’ the costs and expenses so as to fully compensate Executive for the applicable taxes.

(c)    Relocation assistance. To support Executive’s transition and move from Atlanta to the Scottsdale metro area, Executive will receive (i) an initial relocation allowance of $50,000 payable within thirty (30) days of the date both Parties fully execute this Agreement; and (ii) a second and final relocation allowance of $175,000 payable in January 2017. It is the responsibility of Executive to secure income tax advice from his tax consultant or attorney regarding the tax implications of this benefit. Executive assumes all responsibility for coordination and related costs associated with the relocation. If Executive’s employment with Company ends for any reason whatsoever, either voluntarily or involuntarily, within a year of the date this Agreement is fully executed by both Parties, then Executive will be required to return a prorated portion of the relocation allowance relative to the portion of the year worked, and Executive agrees that any such repayment amount owed by Executive may be deducted from Executive’s final paycheck. In addition, the Company will directly pay for Executive’s household goods and automobiles/watercraft to be moved (including up to ninety (90) days of storage) from Atlanta to the Scottsdale metro area.

(d)    Base Salary. Company will pay Executive an annual salary of $500,000, as compensation for services (the “Base Salary”). The Base Salary will be paid according to the Company’s normal payroll practices and subject to the usual and required withholdings. Executive’s salary may be reviewed and adjusted annually by Executive’s Supervisor or the Board.

(e)    Annual Bonus.
(i)    Commencing with the 2016 fiscal year, Executive is eligible to earn a target annual bonus of 60% of Executive’s Base Salary based upon achievement of performance objectives established under the Company’s executive bonus plan by the Board or Compensation Committee of the Board in its sole discretion and payable upon achievement of those applicable objectives, subject to minimum and maximum limits as established by the Company (the “Annual Bonus”). (With respect to Executive’s 2016 Annual Bonus, Executive’s payout shall not be prorated based on the Effective Date, but instead, shall be paid as if Executive were employed for the entire calendar year. For example, if Executive achieves 100% of his individual performance objectives (which represent 20% of the total Annual Bonus payout) and the Company achieves 100% of its performance objectives (which represent 80% of the total Annual Bonus payout) then Executive’s 2016 Annual Bonus payout will be $300,000.)
(ii)    Commencing with the 2018 fiscal year, Executive is eligible to earn a target annual bonus of 100% of Executive’s Base Salary based upon achievement of performance objectives established under the Company’s executive bonus plan by the Board or Compensation Committee of the Board in its sole discretion and payable upon achievement of those applicable objectives, subject to minimum and maximum limits as established by the Company (the “Annual Bonus”).
(iii)    For all fiscal years, if a non-individual performance target is lowered for other senior executives, then it will be lowered for Executive as well. If any Annual Bonus is earned, it will be paid when practicable after the Board determines it has been earned, subject to Executive being employed on the date of payment. For future years, the Board may modify the structure and performance objectives used for Annual Bonus determinations.

(f)    Equity Plan. After the Effective Date, Executive will be granted the following equity awards, which will be governed by the terms and conditions of the GoDaddy Inc. 2015 Equity Incentive Plan (the “2015 Incentive Plan”) and the forms of award thereunder (collectively, including the Incentive Plan, the “Equity Documents”):
(i)    $4.250 million in time-based options, with a per share exercise price equal to the closing price of a share of the Company’s Class A common stock on the grant date. To determine the number of shares subject to an equity award, the specified value will be divided by the per share grant date fair value of that type of award based on the assumptions the Company uses for financial reporting, with the result rounded down to the nearest whole Share. The vesting for time-based options shall commence on the Effective Date and vest as follows, provided Executive continues to be a Service Provider under the 2015 Incentive Plan through each such date: 25% of the options shall vest on the first anniversary of the Effective Date and 1/16th of the shares subject to the Option shall vest on each quarterly anniversary date thereafter;
(ii)    $4.250 million in performance-based RSUs. The number of shares subject to such RSUs will be determined by dividing $4.25 million by the closing price of the Company’s Class A common stock on the grant date and rounding down to the nearest whole number. The vesting of performance-based RSUs shall be based on the Company’s achievement of its performance goals for fiscal years 2016, 2017, 2018 and 2019, achievement of which shall be determined solely by the Compensation Committee of the Board of Directors and vest as follows, provided Executive continues to be a Service Provider under the 2015 Incentive Plan through each such date: 25% of the performance-based RSUs shall vest annually on the date the Board determines whether and to what extent performance targets have been met.
(iii)    Executive shall be eligible to participate in the 2018 annual equity grant cycle.

4.	Employee Benefits.
(a)    Executive will be entitled to participate in the employee benefit plans, including invention incentive programs, maintained by the Company and generally applicable to senior executives of the Company. The Company may cancel or change the benefit plans and programs it offers and those changes will not breach this Agreement.
(b)    During Executive’s employment by the Company, Executive will be provided coverage under the Company’s directors’ and officers’ liability insurance policy and form of indemnification agreement as in effect for other senior executives of the Company.
5.    Termination of Employment; Severance.
(a)    At-Will Employment. Executive and the Company agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees this at-will employment relationship will not be modified or amended unless it is done in a writing that complies with Section 10(f) and Section 10(i) and explicitly references this Section 5(a). Executive’s employment will terminate upon the earlier to occur of (i) a termination by the Company with or without Cause, (ii) Executive’s Disability or death, or (iii) a resignation by Executive with or without Good Reason.
(b)    Terminations of Employment. Executive’s employment may be terminated under various scenarios addressed in this Section 5(b). Upon any termination of employment, Executive will receive benefits described in Section 5(b)(i). Depending on the circumstances of the termination of employment, subject to the conditions in Section 6, Executive may be entitled to a lump sum payment of the amounts listed under one of Section 5(b)(ii), Section 5(b)(iii), or Section 5(b)(iv). Executive agrees that upon termination of Executive’s employment for any reason, Executive will resign as of the date of such termination and to the extent applicable, from the Board (and any committees thereof), the board of directors (and any committees thereof) of any of the Company’s affiliates and from any other positions Executive holds with the Company or any of its affiliates.
(i)    Termination for Cause or Resignation Other Than for Good Reason. Executive’s employment may be terminated for Cause, effective upon the Company’s delivery to Executive of a Notice of Termination or Executive may resign. If Executive’s employment is terminated for Cause or Executive resigns other than for Good Reason, Executive will receive:
(1)    the Base Salary accrued through the termination date, payable under the Company’s usual payment practices;
(2)    reimbursement within 60 days following submission by Executive to the Company of appropriate supporting documentation for any unreimbursed business expenses properly incurred by Executive prior to the termination date; provided that claims for reimbursement are submitted, under Company policy, to the Company within 90 days following the termination date; and
(3)    any fully vested and non-forfeitable employee benefits to which Executive may be entitled under the Company’s employee benefit plans (other than benefits in the nature of severance pay) (the amounts described in clauses (1) through (3) above are referred to later as the “Accrued Obligations”).
(ii)    Termination by Reason of Disability or Death. Executive’s employment may be terminated effective upon the Company’s delivery to Executive of a Notice of Termination if Executive becomes Disabled and will automatically terminate upon Executive’s death. Upon termination of Executive’s employment for either Disability or death, Executive or Executive’s estate (as the case may be) will receive:
(1)    the Accrued Obligations;
(2)    any earned but unpaid Annual Bonus for a prior year. For the avoidance of doubt, if Executive is terminated after the end of a fiscal year but before annual bonuses are approved and paid to other senior executives in the normal course of business, then Executive will receive an Annual Bonus for the prior fiscal year, the actual amount of which will still be subject to the achievement of any performance targets as established by the Company the achievement of which will be determined by the Company. Any payment under this Section 5(b)(iii)(2) will be paid no later than one day prior to the date that is 2½ months following the last day of the fiscal year in which such termination occurred; and
(3)    a prorated Annual Bonus amount for the year of termination, if any would have been payable to Executive based on achievement of performance criteria if Executive had remained employed through the full fiscal year in which the termination of employment occurred. The prorated amount will be calculated based on the number of calendar days employed and any such prorated amount will be paid no later than one day prior to the date that is 2½ months following the last day of the fiscal year in which such termination occurred.
(iii)    Termination Without Cause, Resignation for Good Reason. Executive’s employment may be terminated without Cause effective upon the Company’s delivery to Executive of a Notice of Termination, or by Executive’s resignation for Good Reason effective 30 days following delivery to the Company of Notice of Termination provided such delivery is within 90 days following the occurrence of events that result in Good Reason. No resignation for Good Reason will be effective unless during the 30-day period following the delivery of the Notice of Termination, the Company has not cured the events that result in Good Reason. If Executive’s employment is terminated without Cause (other than by reason of death or Disability), or if Executive resigns for Good Reason, Executive will receive:
(1)    the Accrued Obligations;
(2)    any earned but unpaid Annual Bonus for a prior year;
(3)    an amount equal to a prorated amount of the target Annual Bonus for the year of termination;
(4)    a payment equal to 50% of the annual Base Salary in effect on the termination date; and
(5)    a payment equal to the cost of health insurance coverage under COBRA for 6 months.
(iv)    Termination of Employment During a Change in Control Period. If Executive’s employment is terminated under circumstances that would entitle Executive to payment of benefits under Section 5(b)(iii) and such termination of employment occurs during the period that begins three months prior to a Change in Control and ends on the date that is 18 months after a Change in Control, then Executive will receive the benefits described in Section 5(b)(iii), but the payment in Section 5(b)(iii)(3) will be equal to 150% of target Annual Bonus, the payment in Section 5(b)(iii)(4) will be equal to 150% of annual Base Salary in effect on the termination date (or the date immediately prior to the Change in Control if higher), and the health insurance coverage payment in Section 5(b)(iii)(5) will be for 12 months.

(c)    Exclusive Remedy. If a termination of Executive’s employment with the Company occurs, the provisions of this Section 5 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no severance or other benefits upon termination of employment other than those benefits expressly set forth in this Section 5.
6.    Conditions to Receipt of Severance; No Duty to Mitigate.
(a)    Separation Agreement and Release of Claims. Executive will not receive severance pay or benefits other than the Accrued Obligations unless (x) Executive signs and does not revoke a separation agreement and release of claims in the form attached as Exhibit A, but with any appropriate reasonable modifications, reflecting changes in applicable law, as is necessary to provide the Company with the protection it would have if the Release was executed as of the date of this Agreement (the “Release”) and (y) such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. All payments will be made upon the effectiveness of the Release but will be delayed until a subsequent calendar year if necessary so their timing does not result in penalty taxation under Section 409A. Severance payments or benefits will not be paid or provided until the Release becomes effective and irrevocable. For avoidance of doubt, although Executive’s severance payments and benefits are contractual rights, not “damages,” Executive is not required to seek other employment or otherwise “mitigate damages” as a condition of receiving such payments and benefits.
(b)    If any amount or benefit that would constitute non-exempt “deferred compensation” under Internal Revenue Code (“Code”) Section 409A would be payable under this Agreement by reason of Executive’s “separation from service” during a period in which Executive is a “specified employee” (within the meaning of Section 409A as determined by the Company), then any payment or benefits will be delayed until the earliest date on which they could be paid or distributed without being subject to penalty taxation under Section 409A.
(c)    Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Treasury Regulations Section 1.409A-2(b)(2).
(d)    Covenants. Executive’s receipt of any payment or benefits other than Accrued Obligations will be subject to Executive continuing to comply with her confidentiality obligations to the Company and Section 9.

7.    Definitions.
(a)    Cause means (i) willfully engaging in illegal conduct or gross misconduct that is materially injurious to the Company or any of its Subsidiaries; (ii) conviction of, or entry of a plea of nolo contendere or guilty to, a felony or a crime of moral turpitude; (iii) engaging in fraud, misappropriation, embezzlement or any other act or acts of dishonesty resulting or intended to result directly or indirectly in a gain or personal enrichment to Executive at the expense of the Company or any of its Subsidiaries; (iv) willful material breach of any written policies of the Company or any of its Subsidiaries including any agreement between Executive and the Company (which policy or policies previously was provided to Executive); or (v) willful and continual failure to substantially perform his or her or her duties with the Company or any of its Subsidiaries (other than a failure resulting from his or her or her incapacity due to physical or mental illness), which failure has continued for a period of at least 30 days after a written demand for substantial performance is delivered to Executive by the Company or one of its Subsidiaries which specifically identifies the manner in which the Company believes Executive has not substantially performed Executive’s duties.
(b)    Change in Control means Change in Control as defined in the 2015 Incentive Plan.
(c)    Disabled means physically or mentally incapacitated and unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is a “Disability”). Any question as to the existence of a Disability will be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each will appoint a physician and those two physicians will select a third physician who will make such determination in writing. The determination will be final and conclusive for this Agreement.
(d)    Good Reason means (i) a significant reduction of Executive’s duties, position, reporting structure, or responsibilities, relative to Executive’s duties, position, reporting structure or responsibilities as of the Effective Date; (ii) a reduction in Executive’s Base Salary or Annual Bonus as of the Effective Date; (iii) the relocation of Executive’s place of employment to a facility or location more than thirty-five (35) miles from Executive’s current place of employment.
8.    Limitation on Payments; Section 280G. If any severance or other benefits payable to Executive (i) are “parachute payments” within the meaning of Code Section 280G and (ii) but for this Section 8, would be subject to the “golden parachute” excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits will reduced to a level that will result in no tax under Code Section 4999 unless it would be better economically for Executive receive all of the benefits and pay the excise tax. If a reduction in benefits is necessary for this purpose, then the reduction will occur in the following order (1) reduction of the cash severance payments; (2) cancellation of accelerated vesting of equity awards; and (3) reduction of continued employee benefits. If the acceleration of vesting of equity award compensation is to be reduced, that acceleration of vesting will be cancelled in the reverse order of the grant date of Executive’s equity awards. Any determination required under this Section 8 will be made in writing by an independent professional services firm chosen by the Company immediately prior to a Change of Control and paid for by the Company and that determination will be conclusive and binding upon Executive and the Company for all purposes.
9.    Covenants.
(a)    Concurrently with his or her or her execution of this Agreement, Executive has entered into the Company’s confidential information and restrictive covenant agreement attached as Exhibit B (“Restrictive Covenant Agreement”).
(b)    During the Employment Term and continuing for a period of 1 year after Executive’s termination date, Executive agrees not to make any public statement that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of the Parent or any of its subsidiaries (including the Company), any of the investment funds invested in Parent or any affiliated funds (all of the foregoing collectively, the “Company Group”); provided, that the non-disparagement provisions of this Section 9(b) will not apply to any statements that Executive makes in addressing any disparaging statements made by the Company Group or their respective officers and/or its directors regarding Executive or Executive’s performance as an employee of the Company so long as Executive’s statements are truthful. Parent and its subsidiaries (including the Company) shall instruct their respective officers and directors to refrain from making any disparaging statements about Executive for the same period for which Executive is subject to the non-disparagement provisions of this Section 9(b); provided, however, that the non-disparagement provisions will not apply to any statements that Parent or any of its subsidiaries (including the

Company) or their respective officers and directors make in addressing any disparaging statements made by Executive regarding the Company Group or its officers and directors so long as such statements are truthful. Executive, Parent and the Company expressly consider the restrictions contained in this Section 9(b) to be reasonable.
10.    Miscellaneous.
(a)    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Arizona, without regard to conflicts of laws principles thereof.
(b)    Entire Agreement. This Agreement along with the Offer Letter, Restrictive Covenant Agreement, and the Equity Documents, contains the entire understanding of the parties with respect to Executive’s employment and supersedes any prior agreements or understandings (including verbal agreements) between the parties relating to the subject matter of this agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. Notwithstanding the foregoing, Executive shall be covered by the Company’s applicable liability insurance policy and its indemnification provisions for actions taken on behalf of the Company during the course of Executive’s employment. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties that references this Section 10(b).
(c)    Severability. In the event that any one or more of the provisions of this Agreement will be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement will not be affected.
(d)    Assignment. This Agreement, and all of Executive’s rights and duties under it, are not assignable or delegable by Executive. Any purported assignment or delegation by Executive will be null and void. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of its business operations. Upon such assignment, the rights and obligations of the Company hereunder will become the rights and obligations of such affiliate or successor person or entity.
(e)    Successors; Binding Agreement. This Agreement will inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors and heirs.
(f)    Notice. The notices and all other communications provided for in this Agreement will be deemed to have been duly given when delivered by hand or overnight courier addressed to the addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon receipt.
GoDaddy.com, LLC        To most recent address as set forth
14455 North Hayden Road/Suite 219        in Executive’s personnel records
Scottsdale, AZ 85260
Attention: General Counsel
(g)    Executive Representations. Executive represents to the Company that the execution of this Agreement by Executive and the Company and the performance of Executive’s duties hereunder will not breach, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound. Executive acknowledges that he or she has had the opportunity to discuss this matter with and obtain advice from his or her private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
(h)    Cooperation. Subject to the Company’s compliance with Section 9(b) and this Section 10(h), Executive will provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment with the Company or its affiliates. Executive’s cooperation pursuant to this Section 10(h) will be at no cost to Executive, and if such cooperation occurs after the termination of this Agreement, Company will promptly advance or reimburse all reasonable costs incurred by Executive in connection with such cooperation. This provision will survive any termination of this Agreement. The Company will provide reasonable compensation to Executive for any services rendered at the Company's request.
(i)    Amendment; Waiver of Breach. No amendment of this Agreement will be effective unless it is in writing and signed by both parties. No waiver of satisfaction of a condition or failure to comply with an obligation under this Agreement will be effective unless it is in writing and signed by the party granting the waiver, and no such waiver will be a waiver of satisfaction of any other condition or failure to comply with any other obligation. To be valid, any document signed by the Company must be signed by the Company’s Chief Executive Officer.

(j)    Counterparts. This Agreement may be executed in counterparts. Each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement.
Each party is signing this Agreement on the date set out below its signature.

GoDaddy.com, LLC	Ray E. Winborne
/s/ Blake J. Irving	/s/ Ray E. Winborne
By: Blake J. Irving	August 1, 2016
August 1, 2016

Desert Newco, LLC (Solely for purposes of Section 9(b) hereof)
/s/ Blake J. Irving
By: Blake J. Irving
August 1, 2016

EXHIBIT A

Employee Non-Compete Agreement

This Agreement between GoDaddy.com, LLC, a Delaware limited liability company with its headquarters in Scottsdale, Arizona (“GoDaddy”), and the undersigned employee (“Employee”), is effective on the date that Employee's employment with GoDaddy actively begins, or the date that Employee signs this agreement, whichever is later.

1.Purpose. As an employee of GoDaddy, Employee will be exposed to GoDaddy's Confidential Information. Employee understands that if this information is not properly restricted, it could be used to create irreparable harm to GoDaddy, including the loss of its customers and employees. As a result, Employee agrees that the restrictions contained in this Agreement are reasonable and necessary to protect GoDaddy's legitimate business interests.

2.Consideration. Signing this Agreement is a requirement of Employee's employment with GoDaddy and Employee agrees that employment, if signed on initial hire, or continued employment, if signed during employment, is adequate consideration for entering this Agreement.

3.At Will Employment. This Agreement does not change the at-will employment relationship between Employee and GoDaddy, which means that either party may terminate the employment relationship at any time with or without cause, reason or notice.

4.Duty of Loyalty. While employed with GoDaddy, Employee must faithfully and loyally serve GoDaddy and will not take any actions that would interfere with the business of GoDaddy, or conduct work similar to the work Employee performs for GoDaddy for any company or person without the specific written permission of GoDaddy. These obligations are in addition to the common law and statutory duties that apply to Employee as an agent of GoDaddy, such as the general duty of loyalty owed by an agent.

5.Non-Competition. Employee shall not, for a period of one year (and if one year is determined by a court to be unenforceable, for a period of 6 months) following the termination of Employee's employment with GoDaddy, provide services to a competitor that are the same as or substantially similar to those Employee provided to GoDaddy while employed. A competitor is a person or business that offers products or services that are the same or similar in function or purpose to the products or services provided by GoDaddy within the last two years of Employee's employment by GoDaddy. Because of the nature of services provided on the Internet, this restriction is not geographically limited, provided, however, that if a court determines that the lack of a geographical limitation renders any part of this Agreement unenforceable, this restriction shall be limited to providing such products or services within a 50 mile radius from the location in which Employee was employed by GoDaddy at the time of the termination of Employee's employment.
6. Non-Disclosure of Confidential Information. Employee will maintain the confidentiality of all Confidential Information, as defined herein, and will not engage in any unauthorized use or disclosure of Confidential Information during employment at GoDaddy and for as long as the information is maintained as Confidential Information by GoDaddy. “Confidential Information” refers to information in any form related to GoDaddy's business that GoDaddy has not made public or has not authorized for public disclosure and that is not already generally known to the public or to other persons who might obtain value or competitive advantage from its disclosure or use. Confidential information includes, but is not limited to: a) information identified by GoDaddy as Confidential, Internal Use Only or Proprietary; b) GoDaddy's trade secrets, information about released or unreleased products, the marketing or promotion of any of GoDaddy's products, GoDaddy's business policies or practices, employee information, litigation strategy or contract negotiations; and c) the intellectual properties of GoDaddy. All Confidential Information is and shall remain the property of GoDaddy, even if disclosed to Employee. Notwithstanding the above, nothing in this Agreement is intended to limit Employee’s rights with respect to any disclosure made in compliance with GoDaddy’s Notice of Immunity under the Defend Trade Secrets Act (as set forth in the Employee Handbook).

7.Former Employer Information. Employee agrees that during his or her employment with GoDaddy, Employee will not (i) improperly use, disclose, or induce GoDaddy to use any proprietary information or trade secrets of any former or concurrent employer or other person or entity; and (ii) bring onto the premises of GoDaddy or transfer onto GoDaddy's technology systems any unpublished document, proprietary information, or trade secrets belonging to any such employer, person, or entity unless consented to in writing by both GoDaddy and such employer, person, or entity. Employee further agrees that if Employee has signed a confidentiality agreement or similar type of agreement with any former employer or other entity, that Employee will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law, Employee represents and warrant that after undertaking a careful search (including searches of my computers, cell phones, electronic devices, and documents), that Employee has returned all property and confidential information belonging to all prior employers.

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8.Non-Solicitation. While employed by GoDaddy. and for a period of one year following Employee's employment with GoDaddy, Employee agrees: a) not to encourage or induce any GoDaddy employees to end their employment relationship with GoDaddy, and b) not to solicit any person or company that is a current GoDaddy customer at the time of the solicitation or contact to offer the sale of any services or products similar to those offered by GoDaddy, if Employee had actual business contact with the customer or acquired Confidential Information about the customer while employed by GoDaddy.

9.Remedies. A violation of this Agreement by Employee will cause irreparable harm and continuing injury to GoDaddy for which there is no adequate remedy at law. As a result, if Employee violates this Agreement. GoDaddy will be entitled to injunctive relief, specific performance and any other equitable relief without the need to prove the inadequacy of money damages in addition to all other legal remedies to which GoDaddy may be entitled, including but not limited to actual and consequential damages and attorneys' fees and costs.

10.Controlling Law. This Agreement shall be construed and governed by the laws of the State of Arizona and the Parties consent to the exclusive jurisdiction of the federal or state courts of Arizona.

11.Entire Agreement. This Agreement constitutes the entire agreement between the Employee and GoDaddy regarding the subject of the Agreement. This Agreement can only be changed by a written agreement signed by both Parties. None of the provisions of this Agreement will be considered waived by any action or inaction of the Parties. or their agents or employees, but only by an instrument in writing signed by the Parties.

12.Successors and Assigns. This Agreement shall automatically inure to the benefit of all successors and assigns of GoDaddy without need for any further action by GoDaddy or Employee. Employee expressly agrees that GoDaddy shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of or be enforceable by said successors and assigns.

13.Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction and cannot be reformed to make it enforceable, then such provision shall be severed from this Agreement and the remaining provisions shall remain in full force and effect.

This Agreement shall not be interpreted to limit or reduce the common law or statutory rights or remedies of GoDaddy.

Signature:	/s/ Ray E. Winborne
Date:	August 1, 2016

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EXHIBIT B
FORM OF SEPARATION AGREEMENT AND RELEASE
SEPARATION AGREEMENT AND RELEASE
This SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made, entered into, and effective as of the date set forth below by and between INSERT (“Employee”) and GoDaddy.com, LLC (“GoDaddy” or “Company”), hereinafter collectively referred to as the “Parties”. This Agreement is presented to Employee on TBD, 20XX (the “Presentment Date”).
RECITALS
A.    Employee’s final day of employment with GoDaddy will be effective TBD, 20XX (the “Separation Date”).
B.    Employee, the Company, and Desert NewCo, LLC entered into an employment agreement dated INSERT (the “Employment Agreement”).

C.    Pursuant to the [Desert Newco, LLC 2011 Unit Incentive Plan], as amended and the other Equity Documents (as defined in paragraph 12), Employee has been granted options to purchase a certain number of Class A shares of GoDaddy Inc. subject to either performance-based vesting requirements or time-based vesting requirements. As of the date this Agreement was presented to Employee, certain of the options have already vested and become exercisable pursuant to the Equity Documents, and Employee had the following equity position:

Vested Options	Unvested Options & Performance RSUs

D. [This Agreement contains two separate signature pages, the first of which should be signed within 21 days of Employee’s receipt of this Agreement, and the second which should be signed on the Separation Date. The first execution of the Agreement releases any potential claims Employee may have against the Released Parties (as defined below) as of the first signature date. The second execution of the Agreement applies to all potential claims Employee may have against the Released Parties, including those occurring after the first execution of the Agreement. To be entitled to any consideration under this Agreement, both signature pages must be signed at the times described and not revoked.]
E.    The Parties intend to fully, completely, and finally resolve and settle any and all claims, potential claims, disputes, or potential disputes that Employee may have against GoDaddy and the Released Parties (as defined below), whether presently known or unknown, according to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the above recitals and the mutual promises, covenants, obligations, and understandings set forth below, the Parties hereby agree as follows:
1.Wages, Benefits and Accrued Vacation Pay through the Separation Date. In addition to the Separation Consideration described in Paragraph 2 below, but not in consideration of Employee’s promises to abide by all the terms and conditions of this Agreement, the Company will:
a.continue to pay Employee’s usual wages through and until the Separation Date, in biweekly installments, on regular Company payroll dates, at Employee’s base pay rate, less the required withholdings and deductions; and

b.[pay Employee a single lump sum equal to $TBD representing TBD hours of accrued vacation/paid time off, less the required withholdings and deductions; and]
c.continue Employee’s benefits coverage through the Separation Date.

2.Separation Consideration. In exchange for Employee’s promises to abide by all the terms and conditions of this Agreement, each of which GoDaddy deems to be material to this Agreement, GoDaddy will provide Employee the severance and other benefits promised in Section 5(b)(iii) of the Employment Agreement, subject to the terms and conditions thereof. Without limiting the scope of Section 5(b)(iii) of the Employment Agreement, the Company will:

a.    [pay Employee a single lump sum equal to $TBD representing the equivalent of the required medical, dental and vision plan COBRA premiums for X months, which shall cover the period of INSERT;]
b.    [pay Employee a single lump sum payment equal to $INSERT, representing XX% of the Employee’s annual base salary in effect on the Separation Date;]
c.    [pay employee a single lump sum payment equal to $TBD representing the prorated amount of the target annual unpaid Management By Objective (“MBO”) for 20XX (collectively with 2(a) and (2b), the “Separation Consideration”).]
3.Timing and other related matters. For the avoidance of doubt, Employee acknowledges and agrees that:

a.	The Company’s payment of wages [and accrued vacation pay] described in Paragraph 1(a) [and (b)] will be made on the Separation Date.

b.	The Separation Consideration is in addition to any wages earned prior to the Separation Date.
c.    The Company’s payment of the Separation Consideration will be made as soon as practicable after the Effective Date, as defined in Paragraph 8(e) below.
d.    The payment described in Paragraph 2(c) will be calculated as follows: [(i) 80% will be determined and paid out as if the Company had achieved 100% of the previously approved 20XX MBO targets; and (ii) 20% will be determined and paid out as if the Employee had achieved 100% of his individual goals for 20XX.]
e.    The Separation Consideration will be made less the required federal, state and local tax withholdings and deductions.
f.    For the avoidance of doubt: (i) all other unvested option and RSU grants as of the Separation Date, including those granted on INSERT shall be forfeited in their entirety; and (ii) subject to any earlier termination of post-termination exercise period set out in the Equity Documents, Employee must exercise all INSERT vested options no later than INSERT.
4.Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the Separation Payments and after the payment described in Section 1(b), GoDaddy has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, leave, relocation costs, interest, severance, reimbursable expenses, commissions, stock, stock options, vesting and any and all other benefits and compensation due to Employee. For the avoidance of doubt, other than as set out in Section 1(a), Employee will not vest in any options after the Separation Date. Employee represents that Employee has not suffered any on-the-job injury for which Employee has not already filed a claim.
5.Benefits. Regardless of whether Employee signs this Agreement, Employee’s active participation in all Company benefit plans will terminate effective 11:59 p.m. on his last day of employment and Employee shall remain entitled to any vested benefits in accordance with such plans. A letter informing Employee of Employee’s rights to elect continued health coverage under COBRA will be mailed to the Employee’s home, and generally arrives within 7 business days after the last day of employment.

6.Release.
a.    Employee, in exchange for the Separation Payment, agrees to and hereby releases, waives and forever discharges GoDaddy and its affiliates, parents, successors, subsidiaries, related companies, directors, officers, employees, attorneys and agents (the “Released Parties”) from any and all claims or causes of action, whether known or unknown, that Employee may currently have or Employee’s heirs, executors, administrators and assigns have, had or may have in the future against any of the Released Parties with respect to any and all matters arising from Employee’s employment and separation from GoDaddy. This release does not extend to any Employee rights or benefits granted pursuant to (i) Employee’s Employment Agreement that expressly survive the termination of the Employment Agreement, (ii) the Equity Documents (as defined in the Employment Agreement and in Paragraph 12 below) that remain in effect after the termination of Employee’s employment.
b.    Scope of Release. Employee’s release includes, but is not limited to, all allegations, claims, and violations related to severance, elimination of position, resignation, notice of termination, the payment of wages, salary and benefits (except any valid claim to recover vested benefits to which Employee may be entitled, if applicable) and all claims arising under the following, in each case as amended: the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990 (“ADEA”); Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Equal Pay Act of 1963; the Americans with Disabilities Act of 1990, ; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; all state or local counterparts, including the Arizona Civil Rights Act, Ariz. Rev. Stat. § 41-1401 et seq.; Arizona Employment Protection Act, Ariz. Rev. Stat. § 23-1501 to 23-1502; Arizona Wage Payment Law, Ariz. Rev. Stat. § 23-350 et seq.; Arizona Equal Wage Law, Ariz. Rev. Stat. § 23-341,California Fair Employment and Housing Act, Cal. Gov't Code § 12900 et seq.; Unruh Civil Rights Act, Cal. Civ. Code § 51; Moore-Brown-Roberti Family Rights Act, Cal. Gov't Code § 12945.1 et seq.; California Pregnancy Disability Leave Law, Cal. Gov't Code § 12945; the California Constitution; any applicable California Industrial Welfare Commission Wage Order, the Washington State Law Against Discrimination, Wash. Rev. Code § 49.60.010 et seq.; the Washington Equal Pay Law, Wash. Rev. Code § 49.12.175; the Washington Sex Discrimination Law, Wash. Rev. Code § 49.12.200; the Washington Age Discrimination Law, Wash. Rev. Code § 49.44.090; the Washington Family Care Act, Wash. Rev. Code §§ 49.12.265 to 49.12.295; the Washington Parental Leave Discrimination Law, Wash. Rev. Code § 49.12.360; the Washington Minimum Wage Act, Wash. Rev. Code § 49.46.005 et seq.; the Washington Wage, Hour, and Working Conditions Law, Wash. Rev. Code §§ 49.12.005 to 49.12.170; the Washington Wage Payment and Collection Law, Wash. Rev. Code § 49.48.010 et seq.
c.    any other federal, state or local statute, constitution or ordinance; any public policy, contract or tort, or under any common law, including wrongful discharge; any practices or procedures of the Company; any claim for breach of contract, infliction of emotional distress, defamation, discrimination;
d.    any and all claims relating to, or arising from, Employee’s right to purchase or actual purchase of shares or stock of GoDaddy, except pursuant to the Equity Documents if applicable, which Employee acknowledges shall govern such equity;
e.    and any other federal, state or local statutes, laws, regulations or common law causes of action under which any claim may be brought, including those claims arising from Employee’s employment relationship with GoDaddy or the termination of that relationship, and also including any claim for costs, fees or other expenses, including attorneys’ fees and expenses, incurred in these matters (collectively, the “Released Claims”).
f.    Limitations. Employee understands that Employee is not releasing any claim that relates to: (i) the Separation Payment or the right to enforce this Agreement; (ii) Employee’s right, if any, to claim government-provided unemployment benefits or worker’s compensation benefits, if applicable and Employee qualifies; or (iii) any rights or claims that Employee may have which arise after the date Employee executes this Agreement. Nor does this release apply to any claims that cannot be waived by law. Employee acknowledges that except as expressly provided in this Agreement or in an applicable plan document for any applicable broad-based employee benefit plans other than plans that provide severance or termination pay, Employee will not receive any additional compensation or benefits, including salary, bonus, or separation payments after the Separation Date.

g.    Release of Age Discrimination Claims. Employee acknowledges that Employee is knowingly waiving and releasing any rights Employee may have under the ADEA, which includes age discrimination claims. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Release. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.
h.    [Unknown Claims/California Civil Code Section 1542. Employee acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Employee, being aware of said code section and the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his/her favor at the time of executing the release, which, if known by him/her, might have materially affected his/her settlement with the releasee, and agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.]
i.    No Monetary Recovery. Employee acknowledges and understands that this Release waives all of Employee’s rights to any monetary recovery against any of the Released Parties for any potential charge, complaint, or lawsuit. Employee agrees that the Separation Payment received under this Agreement fully satisfies any potential claim for relief in connection with any charge, complaint, or lawsuit.
j.    Covenant Not to Sue. Employee acknowledges and understands that this Release prohibits Employee from bringing any lawsuit or cause of action against any of the Released Parties for any claims covered by the Release.
7.Confidentiality.
a.    Employee agrees to keep the existence and terms of this Agreement strictly confidential, including the specific information regarding the Total Consideration in Paragraphs 1 and 2 above. Except as required by law, Employee agrees not to divulge any of the terms of this Agreement to anyone, or permit them to be divulged to anyone, excluding his spouse, attorney, accountant and tax and financial advisor. Employee understands that GoDaddy has relied on Employee’s commitment to preserve the confidentiality of this Agreement in deciding whether to enter into this Agreement. Employee agrees at all times hereafter to hold in the strictest confidence, and not to use or disclose to any person or entity, any Confidential Information of GoDaddy.
b.    Employee understands that “Confidential Information” means any GoDaddy proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product and/or personalization plans, products, services, customer lists and customers (including, but not limited to, customers of GoDaddy on whom Employee has called or with whom Employee became acquainted during the term of Employee’s employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, any and all financial and accounting information, employee lists, vendor lists, recruiting information, future planned or contemplated merger and acquisition activity, or other legal or business information disclosed to Employee by GoDaddy either directly or indirectly, in writing, orally, or by drawings or observation. Employee further understands that Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of Employee’s or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. Nothing in this Agreement is intended to limit an employee’s rights with respect to any disclosure made in compliance with GoDaddy’s Notice of Immunity under the Defend Trade Secrets Act (as set forth in the Employee Handbook). Employee hereby grants consent to notification by GoDaddy to any new employer about Employee’s obligations under this paragraph. Employee represents that Employee has not to date misused or disclosed Confidential Information to any unauthorized party.

8.Acknowledgments. On each signature date, Employee acknowledges that each of the following statements is true and accurate:
a.    Employee would not have been entitled to receive the Separation Consideration set forth in Paragraph 2 above had Employee rejected this Agreement and agrees that the Separation Payment is adequate consideration for Employee’s releases and made in this Agreement.
b.    Employee has carefully read this entire Agreement and understands all the terms of this Agreement, including the release provisions set forth in Paragraph 6 above and the Confidentiality provisions set forth in Paragraph 7 above;
c.    Employee has been and hereby is advised to consult with an attorney before signing this Agreement; Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel.
d.    Pursuant to the specific release contained in Paragraph 6(g) above, Employee has up to 21 days from the Presentment Date to consider whether to enter into this Agreement (the “Consideration Period”). If Employee signs this Agreement prior to the expiration of the Consideration Period, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive any time remaining in the Consideration Period. Employee should deliver a signed copy of this Agreement to GoDaddy, Attn: Nima Kelly, 14455 N. Hayden Rd., Suite 209, Scottsdale, AZ 85260. If Employee does not sign this Agreement by the end of the Consideration Period, Employee understands that this Agreement shall become null and void.
e.    Employee will have 7 days to revoke this Agreement after signing it, and this Agreement shall not become effective or enforceable until this revocation period has expired for the execution of the Agreement on the Separation Date (the 8th day is the “Effective Date” of this Agreement). Any revocation within this 7-day period shall be submitted in writing and mailed to the attention of the Company at the address given in subparagraph (d) of this paragraph and post-marked within 7 days of the date Employee signs this Agreement. If this Agreement is revoked in this way, Employee will forfeit the Total Consideration and the Company shall not be required to provide Employee any of the Total Consideration, or any other such payments.
f.    Employee understands that this Agreement does not waive any rights or claims that may arise after the Effective Date of this Agreement, and that nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of the waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.
g.    Employee has not relied on any oral or written statements that are not set forth in this Agreement in determining whether to enter into this Agreement.
h.    Employee executed this Agreement freely, voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, and with the full intent of releasing all claims against the Company and any of the other Releasees.
9.Non-Liability. This Agreement is not an admission or evidence of fault, wrongdoing or liability by GoDaddy, nor should it be construed as such, but instead reflects the desire of the Parties to resolve the Released Claims fairly and amicably.
10.Non-Disparagement. Employee agrees to refrain from any disparagement, defamation, libel or slander of any of the Released Parties. GoDaddy agrees to inform relevant GoDaddy employees not to make any disparaging statements about the Employee. Employee understands that GoDaddy’s obligations under this paragraph extend only to GoDaddy’s current executive officers and members of its Board of Directors and only for so long as each officer or member is an employee or Director of GoDaddy. The Parties agree that it is in their best interests to maintain an amicable termination and post-termination relationship. Employee agrees to cooperate reasonably with GoDaddy and its counsel in connection with any administrative, judicial, regulatory, or other proceeding arising from any charge, complaint, or other action relating to the period Employee was employed by GoDaddy, or in connection with any transaction or other matter that requires Employee’s personal knowledge or experience to resolve. GoDaddy will provide reasonable compensation to Employee for any services rendered at GoDaddy’s request.
11.Prior Agreements. The Parties acknowledge that they have carefully read this Agreement, have voluntarily entered into it, and understand its contents and its binding legal effect. The Parties further acknowledge and agree that this Agreement represents the entire agreement between them with respect to Employee’s separation from GoDaddy and supersedes any and all other oral or written agreements that may exist between them except:
a.    Employee’s continuing obligations under the Employment Agreement shall remain in full force and effect;
b.    Employee’s continuing obligations under the Employee Non-Compete dated INSERT, shall remain in full force and effect;
c.    Employee’s continuing confidentiality obligations to the Company as outlined in the company handbook and other policies, shall remain in full force and effect; and
d.     any equity awards granted to Employee under the [2011 Unit Incentive Plan], the Management Equity and Unitholders Agreement, and any other agreements entered into in connection with any grant thereunder (collectively, the “Equity Documents”), shall remain in full force and effect.
If any conflict exists or arises between the terms of this Agreement and any prior agreement referenced in this Paragraph, the terms of this Agreement shall control.
12.Severability. If any court of competent jurisdiction declares any of this Agreement’s provisions to be unenforceable, the remaining provisions shall be enforced as though this Agreement did not contain the unenforceable provision(s), and/or be reformed so as to be enforceable.
13.Section 409A Savings Clause. It is the intention of the Parties that all compensation or benefits payable under this Agreement be exempt from Section 409A of the Internal Revenue Code (“Section 409A”) or comply with Section 409A so that no additional tax under Section 409A is imposed. To the extent such compensation or benefits could be or are found not to be exempt from Section 409A or would have additional tax under Section 409A imposed, the Parties shall cooperate to amend this Agreement to avoid such result, with the goal of giving Employee the economic benefits described herein in a manner that does not result in additional tax or interest being imposed, but without requiring the Company to pay any additional amounts.
14.Governing Law and Forum. This Agreement will be governed by and interpreted in accordance with the substantive law of the State of Arizona as though this was an agreement occurring wholly within Arizona between Arizona residents. Any action or dispute arising out of, or in any way related to, this Agreement, or the interpretation and/or application of this Agreement, must be brought in Maricopa County, Arizona.
15.Jury Trial Waiver. Employee agrees to waive Employee’s right to a trial by jury in any action relating to or arising out of this Agreement, and acknowledges that Employee’s waiver of such a right is knowing and voluntary.
16.Remedies for Breach. A breach of any provision of this Agreement may give rise to a legal action. If Employee breaches any provision of this Agreement, in addition to any other available remedies, GoDaddy may recover the entire amount of the Separation Payment that has actually been made to Employee under this Agreement. The prevailing party in any action based on a breach of this Agreement will be entitled to recover its costs and actual attorneys’ fees incurred in any litigation relating to or arising out of this Agreement.
17.Successors and Assigns. The Parties agree that this Agreement shall inure to the benefit of, and may be enforced by, GoDaddy’s successors, assigns, parents, subsidiaries, and related companies.
18.Return of Company Property. Employee agrees that Employee has returned, or will return within three (3) calendar days of the Separation Date, all GoDaddy property in Employee’s possession, custody, or control.

19.Counterparts. This Agreement may be executed by the Parties in one or more counterparts, including faxed copies. All such fully-executed counterparts shall be treated as originals of this Agreement.
Please read this Agreement carefully, it contains a RELEASE of all known and unknown claims.
Agreed and accepted:
INSERT                         GoDaddy.com, LLC

________________________________        By: ________________________________
Nima Jacobs Kelly
General Counsel
Date: ______________, 20XX            Date: ______________, 20XX